Certificate of Amendment To
Articles of Incorporation Of
ALTS Sigma Corporation

ALTS Sigma Corporation, a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies as follows:

I .The name of the Corporation is ALTS Sigma Corporation.

2.Pursuant to Section 78.385 and 78.390 of the Nevada Revised Statutes, the first sentence of Article 3, Section 3.1 of the Articles of Incorporation is hereby amended as follows:

"Section 3.1. Designation of Classes and Series.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,002,000,000 of which 2,000,000,000 shares shall be Common Stock with a par value of $0.00 I per share ("Common Stock"), and 2,000,000 shares shall be Preferred Stock with a par value of $0.00 I per share ("Preferred Stock")."

3.Except as amended hereby, all other provisions of the Articles of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the President of this Corporation as of October 17, 2025.

ALTS SIGMA CORPORATION

Isl Tony Isaac     Tony Isaac
President